                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              NORRELL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           (NORELL CORPORATION LOGO)

To Our Shareholders:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders to be held in the "C" Level auditorium at the administrative offices of the Company, 3535 Piedmont Road, N.E., Atlanta, Georgia, on March 2, 1999, at 9:30 a.m. Eastern Standard Time.

     The principal business of the meeting will be to elect four Class I directors.

     We hope that you will be able to attend this meeting. Whether you plan to attend or not, we would appreciate your completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may, of course, revoke your proxy and personally cast your votes. We look forward to seeing you there.

                                           Sincerely yours,

                                           /s/ C. Douglas Miller

                                           C. Douglas Miller
                                           Chairman, President and Chief
                                           Executive Officer

January 27, 1999

                              NORRELL CORPORATION
                            3535 PIEDMONT ROAD, N.E.
                             ATLANTA, GEORGIA 30305

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                ---------------

     The 1999 Annual Meeting of Shareholders of Norrell Corporation will be held on March 2, 1999, at 9:30 a.m. (EST) at the principal administrative offices of the Company, 3535 Piedmont Road, N.E., Atlanta, Georgia, in the "C" Level auditorium.

     The meeting is called for the following purposes:

          1. To elect four Class I directors for a three-year term expiring on the date of the annual meeting of shareholders in 2002.

          2. To consider and act upon such other business as may properly come before the meeting or any adjournment(s).

     The Board of Directors has fixed the close of business on January 5, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                           By order of the Board of Directors,

                                           /s/ MARK H. HAIN

                                           Mark H. Hain
                                           Secretary

January 27, 1999

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR STOCK WILL BE REPRESENTED.

                              NORRELL CORPORATION
                            3535 PIEDMONT ROAD, N.E.
                             ATLANTA, GEORGIA 30305
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The enclosed proxy is solicited by the Board of Directors of Norrell Corporation (the "Company") for use at the 1999 Annual Meeting of Shareholders to be held on March 2, 1999, at 9:30 a.m. (EST), at the administrative offices of the Company, 3535 Piedmont Road, N.E., Atlanta, Georgia. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote his or her shares in person. Proxies in the accompanying form which are properly executed by shareholders, duly returned and not revoked will be voted. Such proxies will be voted in accordance with the directions, if any, given by such shareholders, and if directions are not given, will be voted in favor of the proposal to elect the four nominees for Class I directors, and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

     This proxy statement and proxy and the accompanying notice were first mailed to shareholders on or about January 27, 1999.

                    VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

     January 5, 1999, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment(s). As of the record date, the Company had outstanding and entitled to vote at the meeting 26,234,427 shares of Common Stock, each share being entitled to one vote (the "Common Stock"). The holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld, abstentions and broker non-votes are counted in determining whether a quorum exists.

     With regard to Proposal 1, the Company's bylaws provide that directors are elected by the affirmative vote of the holders of a majority of the shares entitled to notice of and to vote in the election at a meeting at which a quorum is present. Accordingly, shares not represented at the meeting and shares with respect to which authority to vote for one or more nominees is withheld will have the effect of negative votes.

     Guy W. Millner, a Director of the Company, beneficially owns, with the power to vote, approximately 36% of the outstanding shares of Common Stock. Mr. Millner has indicated that he intends to vote in favor of the proposal to elect the nominees for Class I directors set forth below.

     The following table sets forth stock ownership information concerning those persons known by management of the Company to own beneficially more than 5% of the Common Stock, the directors of the Company, the executive officers named in the Summary Compensation Table set forth under the heading "Executive Compensation" below, and all directors and executive officers as a group. All information is given as of December 31, 1998. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                  BENEFICIAL OWNERSHIP(2)(3)    PERCENT OF CLASS
---------------------------------------                  --------------------------    ----------------
Guy W. Millner(4)....................................             9,510,546(5)              36.25
Millner Preferred LLC(6).............................             4,502,007                 17.18
MI Holdings, Inc.(7).................................             2,252,844                  8.60
C. Douglas Miller....................................               759,009                  2.85
Larry J. Bryan.......................................               252,949(8)                  *
Lucius E. Burch, III.................................               120,800                     *
Kaaren Johnson-Street................................                 9,800                     *
Donald A. McMahon....................................                36,800                     *
Frank A. Metz, Jr....................................                16,800                     *
Parker H. Petit......................................                 2,000                     *
Nancy Clark Reynolds.................................                13,800                     *
James Ernest Riddle..................................                69,648                     *
Carl E. Sanders......................................                79,232(9)                  *
Thomas A. Vadnais....................................               180,999                     *
All current executive officers and directors as a
  group (22 persons).................................            10,278,868                 43.01

---------------

(1) Addresses given only for beneficial owners of more than 5% of the Common Stock.
(2) Treats Common Stock and all options exercisable within 60 days of December 31, 1998, as beneficially owned and, unless otherwise indicated, the shares shown are solely owned by the indicated beneficial owner.
(3) Includes (i) shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of December 31, 1998, as follows: Mr. Miller, 452,721; Mr. Bryan, 103,916; Mr. Burch, 120,800; Ms. Johnson-Street, 8,800; Mr. McMahon, 4,800; Mr. Metz, 14,800; Ms. Reynolds, 13,800; Mr.
    Riddle, 15,000; Mr. Sanders, 36,132; Mr. Vadnais, 106,468; and all executive officers and directors as a group, 1,026,812; (ii) shares of Common Stock issuable upon the exercise of stock purchase rights acquired under the Company's nonqualified deferred compensation plan as follows: Mr. Millner, 30,146; Mr. Miller, 17,584; Mr. Bryan, 39,234; Mr. Riddle, 2,651; Mr.
    Vadnais, 1,306; and all executive officers and directors as a group, 159,964; (iii) shares of Common Stock held in the Company's profit sharing plan as follows: Mr. Millner, 91,051; Mr. Miller, 27,189; Mr. Bryan, 3,286; and all executive officers and directors as a group, 156,080; and (iv) shares of Common Stock held in the Company's Employee Stock Purchase Plan as follows: Mr. Bryan, 2,694; Mr. Vadnais, 2,455; Mr. Riddle, 1,997; and all executive officers and directors as a group, 12,590.
(4) 3535 Piedmont Road, N.E., Atlanta, Georgia 30305
(5) Of the indicated shares, 2,252,844 are held by MI Holdings, Inc., a corporation of which Mr. Millner owns a majority of the voting stock, and 4,502,007 are held by Millner Preferred, LLC, a limited liability company of which Mr. Millner owns a majority of the voting membership interests.
(6) 3108 Piedmont Road, N.E., Suite 105, Atlanta, Georgia 30305
(7) 3108 Piedmont Road, N.E., Suite 105, Atlanta, Georgia 30305
(8) Of the indicated shares, 26,293 are owned by Dorothy Bryan, Mr. Bryan's wife. Mr. Bryan disclaims ownership of these shares.
(9) Of the indicated shares, 9,000 are indirectly held by Mr. Sanders in the Carl E. Sanders Retirement Plan Trust, of which Mr. Sanders is trustee.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors of the Company is divided into three classes of directors with staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. At the Annual

Meeting of Shareholders this year, the four nominees are in Class I. The incumbent Class III and Class II directors have one year and two years, respectively, remaining in their terms of office.

     It is the intention of the persons named as proxies to vote their proxies for the election of Mr. Lucius E. Burch, III, Mr. Donald A. McMahon, Mr. C. Douglas Miller, and Mr. Parker H. Petit as Class I directors. All of the nominees currently serve as directors. In the event any of the nominees refuses or is unable to serve as a director (which is not anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.

     The following section sets forth the names, ages, occupations and employment during the last five years of each of the nominees and the directors continuing in Class III and Class II, the period during which each has served as a director of the Company and other directorships held, all as of December 11, 1998.

                              NOMINEES FOR CLASS I
                              (TERM EXPIRING 2002)

LUCIUS E. BURCH, III
Director since 1982                 Age: 57

     Mr. Burch has been Chairman of the investment firm of Massey Burch Investment Group, Inc. for more than five years. Mr. Burch is also a director of QMS, Inc., Physicians Resource Group, Inc., and Titan Holdings, Inc.

DONALD A. MCMAHON
Director since 1984                 Age: 67

     Mr. McMahon has been a private investor for more than five years and currently serves on the Boards of Directors of Intelligent Systems Corp. and Richton International.

C. DOUGLAS MILLER
Director since 1984                 Age: 57

     Mr. Miller is and has been Chief Executive Officer and President of the Company since October 15, 1993. He joined Norrell Services, Inc., a subsidiary of the Company, in 1979, and served as President and Chief Operating Officer of the Company immediately prior to his election as President and Chief Executive Officer. Mr. Miller is also Chairman of the Company's Board of Directors and a director of American Business Products, Inc.

PARKER H. PETIT
Director since 1998                 Age: 59

     Mr. Petit has been Chairman of Healthdyne Information Enterprises, Inc. and Matria Healthcare, Inc. since 1994 and 1996, respectively. He is the founder of and was Chairman and CEO of Healthdyne, Inc. from 1970 until 1996. He is currently on the Board of Directors of each of Atlantic Southeast Airlines, Inc., Intelligent Systems, Inc., and Logility, Inc.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                   CLASS III
                              (TERM EXPIRING 2000)

NANCY CLARK REYNOLDS
Director since 1989                 Age: 71

     Ms. Reynolds was the Vice Chairman of the consulting firm of Wexler, Reynolds, Fuller, Harrison and Schule, Inc. from 1989 until she retired in 1993 and President of the same firm from 1983 to 1989. She serves as a director of Wackenhut Corporation.

JAMES ERNEST RIDDLE
Director since 1998                 Age: 57

     Mr. Riddle is and since March 1997 has been Chief Operating Officer of Norrell Corporation and President of Norrell Services, Inc. Prior to joining the Company, Mr. Riddle served as President of Ryder International for over a year, after serving first as Senior Vice President, and then as Executive Vice President, Marketing and Sales, with Ryder System, Inc. since January 1993. He is a director of Danka Business Systems PLC.

CARL E. SANDERS
Director since 1989                 Age: 73

     Mr. Sanders is the Chairman of the law firm of Troutman Sanders LLP, Atlanta, Georgia. Prior to 1995, Mr. Sanders served as Chief Partner of Troutman Sanders for more than five years. He serves as a director of Carmike Cinemas, Inc., Matria Healthcare, Inc., Healthdyne Information Enterprises and Metromedia International Group, Inc.

THOMAS A. VADNAIS
Director since 1994                 Age: 51

     Mr. Vadnais is and has been President, Global Alliances, of the Company since February 1998, and is and has been the President and Chief Operating Officer of Tascor Incorporated, a subsidiary of the Company, since October 31, 1993.

                                    CLASS II
                              (TERM EXPIRING 2001)

LARRY J. BRYAN
Director since 1985                 Age: 55

     Mr. Bryan is and has been Executive Vice President of the Company since 1985. Mr. Bryan also served as Chief Financial Officer of the Company from 1985 until October 1995.

KAAREN JOHNSON-STREET
Director since 1996                 Age: 52

     Ms. Johnson-Street is the President of Kaaren Street Associates. She was Vice President of Diversity Business Enterprise of Burger King Corporation from 1994 to May 1996. From 1991 to 1994, she was President and Chief Executive Officer of the Private Industry Council of Dade County d/b/a Jobs for Miami.

FRANK A. METZ, JR.
Director since 1993                 Age: 64

     Mr. Metz was Chairman of Roosevelt Hospital in New York City from 1994 until May 1996. From 1989 until January 1993, Mr. Metz was Senior Vice President and Chief Financial Officer of International Business Machines Corporation where he worked for 38 years. Mr. Metz is a director of Solutia Inc. and Allegheny Power Systems Company.

GUY W. MILLNER
Director since 1961                 Age: 62

     Mr. Millner served as Chairman since the Company was founded until October, 1997. From November 1983 until October 15, 1993, Mr. Millner served as President and Chief Executive Officer of the Company.

MEETINGS AND COMMITTEES

     During the past fiscal year, the Board of Directors met four (4) times.

     The executive committee consists of Messrs. Miller, Bryan, Metz, Millner, and Sanders and did not meet during the past fiscal year. The executive committee functions with substantially all of the powers and duties of the Board of Directors; however, the committee lacks authority to amend the Articles of Incorporation or Bylaws of the Company, fill vacancies on the Board of Directors, approve or propose to shareholders action for which shareholder approval is required by law or approve mergers that do not require shareholder approval.

     The audit and finance committee consists of Mr. Burch, Ms. Johnson-Street, Mr. Metz, and Ms. Reynolds. The audit and finance committee met two (2) times during the past fiscal year. This committee is responsible for reviewing the financial statements of the Company, for evaluating the Company's internal control systems and procedures, and for coordinating and approving the activities of the Company's external auditors.

     The compensation and stock option committee consists of Ms. Johnson-Street, Mr. McMahon, Mr. Metz, Mr. Petit, and Ms. Reynolds, and met three (3) times during the past fiscal year. This committee is responsible for setting and reviewing the compensation, including fringe benefits, of the executive officers and directors of the Company and administering the Company's stock option and benefit plans.

     The governance and nominating committee consists of Ms. Johnson-Street, Mr. McMahon, Mr. Burch and Mr. Sanders. This committee met two (2) times during the past fiscal year. The governance and nominating committee is responsible for recommending nominees for election as Directors and for review of the Board's effectiveness and governance. No formal procedure for shareholder recommendations regarding nominees to the Board of Directors has been adopted. The committee would consider any such shareholder recommendations if submitted in writing, addressed to the chairman of the committee at the Company's principal administrative offices.

DIRECTOR COMPENSATION

     During fiscal 1998, nonmanagement directors other than Mr. Burch received fees of $20,000, plus a fee of $1,000 for each board meeting and committee meeting attended. Pursuant to the terms of a 1981 agreement, the Company paid a consulting fee to Massey Burch Investment Group, Inc. of approximately $2,270 per month during fiscal 1998, and Mr. Burch did not receive any director's fees for fiscal 1998. The Company paid ordinary and necessary travel expenses for directors to attend board and committee meetings. Directors are also eligible to receive non-qualified stock options which are generally exercisable ratably over four or five years at a price equal to the fair market value of the Common Stock on the date of grant.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain officers and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Certain officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its officers, directors, and greater than 10% shareholders complied during fiscal 1998 with all applicable Section 16(a) filing requirements, except as follows: Mr. Mincey filed three Form 4 reports late for four transactions.

                             EXECUTIVE COMPENSATION

     This table discloses the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated executive officers with respect to the 1998, 1997 and 1996 fiscal years (together, these persons are sometimes referred to as the "Named Executives"). The Company has no outstanding stock appreciation rights ("SARs") and granted no SARs during fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION               LONG-TERM
                                   -----------------------------------------   COMPENSATION
                                                                OTHER ANNUAL   ------------    ALL OTHER
                                   FISCAL   SALARY     BONUS    COMPENSATION   OPTIONS/SARS   COMPENSATION
NAME AND POSITION                   YEAR      ($)       ($)        ($)(1)          (#)           ($)(2)
-----------------                  ------   -------   -------   ------------   ------------   ------------
C. Douglas Miller................   1998    675,770        --      24,144        100,000         54,135
  Chairman, President               1997    550,000   440,000      23,099             --         75,658
  and Chief Executive Officer       1996    482,698   550,000      59,338        174,000         31,117
James Ernest Riddle..............   1998    450,000        --       5,936         75,000         87,526
  Chief Operating                   1997    294,231   213,100       2,073         75,000        123,846
  Officer, and President,           1996         --        --          --             --             --
  Norrell Services, Inc.
Larry J. Bryan...................   1998    375,000        --      23,428         50,000         50,295
  Executive Vice                    1997    375,000   300,000      20,753             --         65,856
  President                         1996    324,511   375,000          --         74,000         12,966
Thomas A. Vadnais................   1998    300,000    88,029      17,414         13,000         67,998
  President, Global Alliances,      1997    282,692   160,000      14,908         20,000         27,465
  and President and Chief           1996    247,404   200,000          --             --         13,391
  Operating Officer,
  Tascor Incorporated
Scott L. Colabuono...............   1998    230,769   118,740       1,188         30,000         71,906
  Senior Vice President,            1997         --        --          --             --             --
  and Chief Financial               1996         --        --          --             --             --
  Officer

---------------

(1) Includes $39,617 paid for membership dues for Mr. Miller in fiscal 1996. Perquisites and other personal benefits, securities, or property in an aggregate amount less than the lesser of (a) $50,000, and (b) 10% of the Named Executive's total annual salary and bonus are not reflected in this table.
(2) For fiscal 1998, the amounts in this column represent (i) the Company's matching contributions and discretionary profit sharing allocations to the nonqualified deferred compensation plan accounts of the Named Executives,
    (ii) $675 in premium payments made by the Company for life insurance for Mr. Miller, (iii) $81,641 and $71,906 paid for Mr. Riddle's and Mr. Colabuono's moving expenses, respectively, and (iv) $31,722, $36,795, and $57,037, paid in fiscal 1998 to Mr. Miller, Mr. Bryan and Mr. Vadnais, respectively, as reimbursement of interest on bank loans obtained for the payment of taxes with respect to the exercise of certain non-qualified options to purchase the Company's common stock.

     This table presents information regarding options granted during the 1998 fiscal year to purchase shares of the Company's Common Stock. In accordance with rules of the SEC, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. There were no SARs outstanding during fiscal 1998.

                          OPTION GRANTS IN FISCAL 1998

                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------   POTENTIAL REALIZABLE
                                               % OF TOTAL                                 VALUE AT ASSUMED
                                  NUMBER OF      OPTIONS                                   ANNUAL RATES OF
                                  SECURITIES     GRANTED                                     STOCK PRICE
                                  UNDERLYING       TO                                     APPRECIATION FOR
                                   OPTIONS      EMPLOYEES                                    OPTION TERM
                                   GRANTED         IN         EXERCISE     EXPIRATION   ---------------------
NAME                                (#)(1)     FISCAL YEAR   PRICE($/SH)      DATE        5%($)      10%($)
----                              ----------   -----------   -----------   ----------   ---------   ---------
C. Douglas Miller...............   100,000        20.89        19.375       12/30/07    1,218,483   3,087,876
James Ernest Riddle.............    75,000        15.67         18.75       01/09/08      884,383   2,241,200
Larry J. Bryan..................    50,000        10.44        19.375       12/30/07      609,242   1,543,938
Thomas A. Vadnais...............    13,000         2.71        19.375       12/30/07      158,403     401,424
Scott L. Colabuono..............    30,000         6.26        18.875       01/20/08      356,112     902,457

---------------

(1) The indicated options were granted pursuant to the Company's 1994 Stock Incentive Plan at exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of the grant and have a term of ten years from the date of the grant. The exercise price of the options may be paid in cash or by delivery of or withholding of shares of Common Stock. The indicated options (other than those granted to Mr. Colabuono) become exercisable at the end of nine years but may be accelerated if the price of the Company's common stock reaches certain specified levels; those options granted to Mr. Colabuono become exercisable in five equal annual increments at the end of each of the first five years of the term.

     This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1998 and the value of unexercised options held at November 1, 1998. There were no SARs outstanding during fiscal 1998.

AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND 1998 FISCAL YEAR-END OPTION VALUE

                                                                       NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING        VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                                          SHARES                     AT FY-END(#)         AT FY-END($)(1)
                                         ACQUIRED       VALUE     -------------------   --------------------
                                        ON EXERCISE   REALIZED       EXERCISABLE/           EXERCISABLE/
NAME                                        (#)          ($)         UNEXERCISABLE         UNEXERCISABLE
----                                    -----------   ---------   -------------------   --------------------
C. Douglas Miller.....................    88,700      1,195,962     452,721/304,400       2,240,395/81,250
James Ernest Riddle...................        --             --      15,000/135,000              0/      0
Larry J. Bryan........................    50,793        485,708     103,916/154,400          60,381/48,750
Thomas A. Vadnais.....................    15,088        144,279     102,468/ 45,000         681,446/13,000
Scott L. Colabuono....................         0              0           0/ 30,000              0/      0

---------------

(1) Value of unexercised, in-the-money options at November 1, 1998, is the sum of the value of each option, if more than one, calculated as follows: [(per share closing sale price on October 30, 1998) less (per share exercise price)] x number of shares subject to unexercised options. The per share closing sale price reported by the New York Stock Exchange ("NYSE") on October 30, 1998, was $13.5625. The closing sale price for October 30, 1998, was used in this calculation because the Company's fiscal year ended on Sunday, November 1, 1998.

EXECUTIVE OFFICER EMPLOYMENT ARRANGEMENTS

     The Company has entered into an employment agreement with C. Douglas Miller, effective December 9, 1997, which provides for his employment as Chairman, President and Chief Executive Officer of the Company until terminated by one month's notice from either party to the other. The employment agreement provides for (i) an annual base salary of $750,000 agreed to by the Company and Mr. Miller, subject to periodic adjustment by agreement between Mr. Miller and the Company; (ii) an annual bonus not to exceed 100% of salary based on the extent of achievement of the Company's pre-tax profit plan presented to the Board of Directors for the year; and (iii) 36 months severance and immediate vesting of options if terminated by the Company other than for cause, or by the employee upon either a change in the terms and conditions of employment or following a change in control of the Company. The employment agreement contains a three-year non-competition provision and three-year non-solicitation of employees and customers provisions, each beginning the date Mr. Miller is no longer an employee of the Company.

     The Company has entered into an employment agreement with James Ernest Riddle, effective March 3, 1997, which provides for his employment as Chief Operating Officer and President of the Company until terminated by two weeks' notice from either party to the other. The employment agreement provides for (i) an annual base salary of $450,000 agreed to by the Company and Mr. Riddle, subject to periodic adjustment by agreement between Mr. Riddle and the Company;
(ii) an annual bonus not to exceed 90% of salary based on the extent of achievement of the Company's pre-tax profit plan presented to the Board of Directors for the year; and (iii) 24 months severance and immediate vesting of options if terminated by the Company other than for cause, or by the employee upon either a change in the terms and conditions of employment or following a change in control of the Company. The employment agreement contains a two-year non-competition provision and two-year non-solicitation of employees and customers provisions, each beginning the date Mr. Riddle is no longer an employee of the Company.

     The Company has entered into an employment agreement with Larry J. Bryan effective May 24, 1993, which provides for his employment as Executive Vice President of the Company until terminated by ninety days' notice by either party to the other. The employment agreement provides for: (i) a salary and bonus agreed to by the Company and Mr. Bryan, subject to adjustment from time to time by mutual agreement; and (ii) 18 months severance and immediate vesting of options if terminated by the Company other than for cause or by the employee upon a change in terms and conditions of employment following a change in control of the Company. Mr. Bryan's current salary is $375,000. The employment agreement contains an 18-month non-competition provision and 18-month non-solicitation of employees and customers provisions, each beginning the date Mr. Bryan is no longer an employee of the Company.

     The Company has entered into an employment agreement with Thomas A. Vadnais effective February 15, 1996, which provides for his employment as President, Global Alliances, of the Company and President of Tascor Incorporated until terminated by either party on two weeks' notice. The employment agreement provides for: (i) a salary and bonus as agreed to by the Company and Mr. Vadnais, subject to adjustment from time to time by mutual agreement; and (ii) severance in accordance with the Company's severance policy in effect at the time of termination. Mr. Vadnais's current salary is $300,000. The employment agreement contains a one-year non-competition provision and one-year non-solicitation of employees and customers provisions, each beginning the date Mr. Vadnais is no longer an employee of the Company.

     The Company has entered into an employment agreement with Scott L. Colabuono, effective January 19, 1998, which provides for his employment as Senior Vice President and Chief Financial Officer of the Company until terminated by two weeks' notice from either party to the other. The employment agreement provides for: (i) a salary and bonus as agreed to by the Company and Mr. Colabuono, subject to adjustment from time to time by mutual agreement; and
(ii) severance in accordance with the Company's severance policy in effect at the time of termination. Mr. Colabuono's current salary is $300,000. The employment agreement contains a one-year non-competition provision and one-year non-solicitation of employees and customers provisions, each beginning the date Mr. Colabuono is no longer an employee of the Company.

CERTAIN RETIREMENT BENEFITS

     The Company has a nonqualified salary continuation plan (the "Vision Plan"), which is designed to provide retirement benefits to certain selected executive employees. At the time of selection to become a participant, the individual is placed into one of three participation levels. The annual amount of such individual's retirement benefit, depending upon participation level, is an amount determined in one of the following three ways: (i) 20% of such individual's average annual compensation based on the five consecutive calendar years after becoming a Vision Plan participant during which the individual's compensation is highest; (ii) 20% of such individual's average annual compensation for the first five calendar years of plan participation; or (iii) the greater of (A) 20% of such individual's average annual compensation for the first five calendar years of plan participation, or (B) 1% of such individual's average annual compensation for the five consecutive calendar years of plan participation during which compensation is highest, multiplied by actual years of participation in the plan, to a maximum of 20 years or the end of the year in which the individual attains age 62, whichever comes first. Employees entering the Vision Plan after January 1, 1997, will receive a benefit calculated according to clause (B) of item (iii) above. Benefits vest commencing after six years of plan participation and become fully vested after 10 years of plan participation. Benefits will be paid for 15 years beginning on the later of age 62 or termination of employment. The estimated annual benefits payable to the Named Executives, assuming retirement at age 62, are as follows: C. Douglas Miller, $200,246; James Ernest Riddle, $20,877; Larry J. Bryan, $136,384; Thomas
A. Vadnais, $90,077; and Scott L. Colabuono, $46,464.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of the Company has prepared the following report on executive compensation. This report describes the Company's current executive compensation program, including the underlying philosophy of the program and the criteria on which executive compensation was based. This report also discusses the compensation paid to the Company's Chairman and Chief Executive Officer, C. Douglas Miller, during the most recent fiscal year.

     The Compensation Committee of the Company's Board of Directors (the "Committee") consists of five directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the Named Executives. The Committee's determinations are reviewed with and approved by all of the Company's non-employee directors, who constitute a majority of the Board.

     The Committee's policy regarding compensation of the Company's officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability, that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size and quality, and that support the Company's primary goal of increasing shareholder value.

     The executive compensation program includes three components which, taken together, constitute a flexible and balanced method of establishing total compensation for management. These components are base salary, short-term incentive awards usually in the form of cash bonuses and long-term incentive awards in the form of stock option grants, each of which is discussed in more detail below.

BASE SALARIES

     The Committee reviews various studies by compensation consulting firms and public information from other sources regarding compensation levels for publicly-held companies of similar size located in the Southeast and elsewhere in the United States. The Committee establishes the salaries of the Named Executives and reviews the salaries of the other executive officers. Individual salaries are determined by the Committee's assessment of the individual's experience level, the scope and complexity of the position held and the range of salaries for similar positions in publicly-held companies of similar size. The Committee believes that publicly-held companies of similar size represent the Company's competitors for executive talent and that a review of the compensation practices of such companies is more relevant than a review of the compensation practices of companies of various sizes in the temporary services or staffing industry.

SHORT-TERM INCENTIVE PROGRAM

     The goal of the short-term incentive, or discretionary bonus, program is to place a portion of the executive officers' total cash compensation at risk in order to encourage and reward a continued high level of performance each year, and to further encourage a continued high level of performance in future years. Individual incentive amounts are determined by the Committee in its discretion based primarily upon its assessment of the performance of the Company relative to the Company's plan, which is developed annually by the Company and approved by the Board of Directors and, to a lesser extent, the performance of the Company relative to the performance of other companies in the temporary services or staffing industry and the individual's organizational responsibility and personal performance. In evaluating the Company's performance relative to the approved plan, the Committee considers such factors as sales growth, return on equity, return on assets, stock performance, total shareholder return, growth in earnings per share and specifically pretax earnings of the Company. No specific weight is assigned to any of such performance factors; however, specific target levels varying from 80% to 120% of the approved plan with respect to pretax earnings, if attained, will result in a bonus award under the program. In fiscal 1998, limited cash bonuses for certain executive officers were paid. Mr. Miller, Mr. Riddle and Mr. Bryan each waived any right they had to receive a bonus for the 1998 fiscal year.

LONG-TERM INCENTIVE PROGRAM

     Stock options are the primary basis for the Company's long-term incentive program. The Committee periodically grants stock options at no less than fair market value at the date of grant with a vesting period of one to nine years. The option program is designed to link officer compensation to long-term shareholder value and focus management attention on long-term Company performance. Stock options are also granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen both their personal commitment to the Company and their longer term perspective. The size of the grants is based on individual levels of responsibility and the potential for the officers to contribute to the future success of the Company. The number of options granted to individual officers was subjectively determined by the Committee without regard to the number of options previously granted. The Committee believes the total compensation of officers, including the value of options at the date of grant, is competitive with total compensation paid by other major corporations. The amount of any gain that officers ultimately realize from options depends solely on the future performance of the Company's Common Stock.

     The Committee believes that the three components of compensation described above provide total compensation that is competitive with the total compensation paid by other publicly-held companies of similar size, effectively links officer and shareholder interests through equity-based plans and provides incentives that are consistent with the long-term increase in value of the Company as reflected in its per share market price.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee believes that Mr. C. Douglas Miller's compensation as Chairman and Chief Executive Officer appropriately reflects individual and Company performance in the short and long term. In determining Mr. Miller's base salary, bonus and stock option grant for fiscal 1998, the Committee considered both the Company's overall performance and Mr. Miller's individual performance using the same criteria as it used for the other Named Executives as described above. It also considered the compensation received by chief executive officers of other publicly-held companies of similar size as well as incentive levels considered appropriate by the Committee in establishing Mr. Miller's total compensation. On December 30, 1997, Mr. Miller received options for 100,000 shares of the Company's Common Stock at fair market value on the date of grant. Mr. Miller did not receive a bonus for fiscal year 1998.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is "performance-based." The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Committee, and certification by the Committee that performance standards were satisfied. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Committee, in structuring compensation programs for its top executive officers, intends all compensation awards to be deductible.

     Submitted by the Compensation Committee of the Company's Board of
Directors:
                  Kaaren Johnson-Street
                  Donald A. McMahon
                  Nancy Clark Reynolds
                  Parker H. Petit
                  Frank A. Metz, Jr., Chairman

                               PERFORMANCE GRAPH

     The following graph indicates the Company's cumulative total return to shareholders from July 26, 1994 (the first trading day of the Company's Common Stock), through October 30, 1998 (the last business day prior to the Company's fiscal year end), as compared to cumulative total returns for the NYSE Stock Market Index and a group of peers made up of the following public companies:
Kelly Services, Inc., Manpower Inc., The Olsten Corporation and Interim Services, Inc.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                      FOR THE YEAR ENDED NOVEMBER 1, 1998

MEASUREMENT PERIOD                                    NORRELL          NYSE STOCK
(FISCAL YEAR COVERED)                               CORPORATION          MARKET          PEER INDEX
7/26/94                                                   100.0             100.0             100.0
10/28/94                                                  127.0             104.3             111.9
10/27/95                                                  210.8             128.8             108.9
10/25/96                                                  394.5             158.1             116.1
10/31/97                                                  412.6             208.2             130.0
10/30/98                                                  193.8             241.2              92.9

* Assumes $100 invested on July 26, 1994, in Norrell Corporation Common Stock, the NYSE Stock Market Index, and the peer group.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     The Company made loans under an executive equity ownership incentive plan which expired December 31, 1996, known as the Management Equity Plan, from time to time to certain of the Company's executives to assist those individuals in purchasing shares of Common Stock. Such indebtedness was evidenced by promissory notes bearing interest at a specified prime rate on the principal amount thereof. The largest outstanding amount of such loan to Stanley E. Anderson, President -- Technical Resources Division, Norrell Information Services, Inc., during fiscal 1998 was $76,805, and as of December 31, 1998, the outstanding amount of such loan was $19,205. Mr. Carl E. Sanders, a director of the Company, is also Chairman of Troutman Sanders LLP, a law firm based in Atlanta, Georgia, which provided legal services to the Company in fiscal 1998 and is expected to provide legal services to the Company in the future.

                                    AUDITORS

     The firm of Arthur Andersen LLP has served as the Company's independent public accountants since 1985 and the Board of Directors intends to reappoint this firm for fiscal 1999. The appointment of auditors is a matter of determination by the Board of Directors and is not being submitted to the shareholders for approval or ratification. A representative of this firm is expected to attend the meeting to respond to questions from shareholders and to make a statement if he or she so desires.

                             SHAREHOLDER PROPOSALS

     Any proposals from shareholders to be considered for presentation at the 2000 Annual Meeting of Shareholders and inclusion in the Company's 2000 proxy materials must be received at the principal executive offices of the Company, 3535 Piedmont Road, N.E., Bldg. 14, Atlanta, Georgia 30305, not later than September 26, 1999. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2000 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company at its principal executive office not later than December 10, 1999, and certain other conditions of the applicable rules of the SEC are satisfied.

     Management does not know of any other matters to be presented at the meeting for action by shareholders. However, if any other matters requiring a vote of the shareholders arise at the meeting or any adjournment(s), votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals, the beneficial owners of Common Stock, and will reimburse them for their reasonable out-of-pocket expenses.

                                 ANNUAL REPORT

     The Annual Report (which is not part of the proxy soliciting material) of the Company for fiscal 1998 is being mailed to the Company's shareholders with this proxy statement.

                                          MARK H. HAIN
                                          Secretary

Atlanta, Georgia
January 27, 1999

                           (NORRELL CORPORATION LOGO)

                              NORRELL CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints C. Douglas Miller, Larry J. Bryan and Mark
H. Hain or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of NORRELL CORPORATION, to be held Tuesday, March 2, 1999, at 9:30 a.m. in the "C" level auditorium of the administrative offices of the Company at 3535 Piedmont Road, N.E., Atlanta, Georgia 30305, and any adjournment thereof:

1. To elect four (4) Class I directors for a term of three years and until their successors are elected and have qualified.

[ ] FOR all nominees listed below (except as        [ ] WITHHOLD AUTHORITY to vote for all nominees
    marked to the contrary below)                       listed below

  LUCIUS E. BURCH, III; DONALD A. MCMAHON; C. DOUGLAS MILLER; PARKER H. PETIT

INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

--------------------------------------------------------------------------------
                           (continued on other side)

                         (continued from reverse side)

2. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                              Please date and sign this Proxy
                                              exactly as name(s) appears on the
                                              mailing label.

                                              ----------------------------------

                                              ----------------------------------

                                              Print Name(s):
                                              ----------------------------------

                                              NOTE: When signing as an attorney,
                                              trustee, executor, administrator
                                              or guardian, please give your
                                              title as such. If a corporation or
                                              partnership, give full name by
                                              authorized officer. In the case of
                                              joint tenants, each joint owner
                                              must sign.

                                              Dated:
                                              ----------------------------------